Exhibit 99.1

Actuant Announces Executive Appointment

MILWAUKEE--(BUSINESS WIRE)--April 8, 2014--Actuant Corporation (NYSE:ATU) today announced the appointment of Roger Roundhouse as Executive Vice President, Engineered Solutions Segment. Roger replaces William Blackmore who will retire from Actuant at the end of the fiscal year.

Roger brings extensive automotive, industrial and OEM capabilities to Actuant, as well as significant experience with mergers & acquisitions and global operations gained during his 22-year career at General Cable (NYSE: BGC), where he most recently held the position of Senior Vice President and General Manager Utility Products. He received his BA in Business Administration from Ohio University College of Business and an MBA from Xavier University.

During his 12 years at Actuant, Bill has made many significant contributions including building the Engineered Solutions platform, consolidating nine discrete businesses into three strategic platforms linked to the Company’s identified strategic macro growth trends, growing the segment from $200 million to nearly $500 million, and assembling a strong and capable leadership team.

Mark Goldstein, Chief Executive Officer of Actuant stated, “I am pleased to welcome Roger to Actuant. He has a demonstrated history of building strong customer relationships and motivated business teams, driving sales growth, executing continuous improvement initiatives and improving profitability. I am confident that he will make instrumental contributions as we continue to build a premier global enterprise. Finally, I want to thank Bill for his tremendous leadership over the years and wish him the best in retirement.”

About Actuant

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

CONTACT:
Actuant Corporation
Karen Bauer, 262-293-1562
Communications & Investor Relations Leader